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                                                                    EXHIBIT 99.1

PRESS RELEASE
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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE
TUESDAY, OCTOBER 1, 2002

CONTACT:  MARGARET K. DORMAN
          CHIEF FINANCIAL OFFICER
          (281) 443-3370


                            SMITH INTERNATIONAL, INC.
                        COMMENTS ON THIRD QUARTER OUTLOOK

         HOUSTON, Texas (October 1, 2002)... Smith International, Inc. (NYSE:
SII) today announced it expects third quarter results will be below current analysts' earnings estimates. The three factors impacting the quarter's results relate to decreased offshore U.S. drilling activity, the impact of Tropical Storm Isidore and the lower than anticipated recovery in North American drilling markets.

         Consolidated revenues for the quarter are expected to approximate $775 million, with lower revenues in the U.S. Gulf Coast area accounting for the three percent decline from second quarter 2002 revenue levels. Reduced U.S. offshore deepwater drilling by major oil companies during the period, which declined further due to the impact of Tropical Storm Isidore, is expected to result in a 20 percent reduction in Gulf Coast revenues on a sequential-quarter basis. Due to the impending storm, drilling operations in the Gulf of Mexico were curtailed for the last two weeks of September resulting in the loss of more than $10 million in revenues.

         The Company will announce third quarter results on Thursday, October 17, 2002. While financial results for the period have not yet been consolidated, the Company believes earnings per share on a diluted basis will approximate 20 cents.
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         Looking forward, management currently believes fourth quarter revenues and earnings will be more comparable with the levels reported in the second quarter of 2002. Fourth quarter projections are based on current activity levels and anticipate customers' offshore drilling programs in the U.S. Gulf will proceed as currently planned.

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

         Certain comments contained in this news release concerning the anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. Whenever possible, the Company has identified these "forward-looking" statements by words such as "expects", "anticipated", "expected", "believes", "anticipate" and similar phrases. The forward-looking statements are based upon managements' expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the Company's financial results will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of factors, which could impact the Company's results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission.